EXHIBIT 10.17
                                                                   -------------

                KEY EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

          THIS AGREEMENT is made and entered into as of the ___ day of ___________, by and between MGIC Investment Corporation, a Wisconsin corporation (hereinafter referred to as the "Company"), and the person whose name appears on the signature page hereof (hereinafter referred to as "Executive").

                               W I T N E S S E T H

          WHEREAS, the Executive is employed by the Company and/or a subsidiary of the Company (hereinafter referred to collectively as the "Employer") in a key executive capacity and the Executive's services are valuable to the conduct of the business of the Company;

          WHEREAS, the Company desires to continue to attract and retain dedicated and skilled management employees in a period of actual and potential industry consolidation and changes in regulatory barriers regarding the ownership of insurance companies, consistent with achieving a transaction in the best interests of its shareholders in any change in control of the Company;

          WHEREAS, the Company recognizes that circumstances may arise in which a change in control of the Company occurs, through acquisition or otherwise, thereby causing a potential conflict of interest between the Company's needs for the Executive to remain focused on the Company's business and for the necessary continuity in management prior to and following a change in control, and the Executive's reasonable personal concerns regarding future employment with the Employer and economic protection in the event of loss of employment as a consequence of a change in control;

          WHEREAS, the Company and the Executive are desirous that any proposal for a change in control or acquisition of the Company will be considered by the Executive objectively and with reference only to the best interests of the Company and its shareholders;

          WHEREAS, the Executive will be in a better position to consider the Company's best interests if the Executive is afforded reasonable economic security, as provided in this Agreement, against altered conditions of employment which could result from any such change in control or acquisition;

          WHEREAS, the Executive possesses intimate knowledge of the business and affairs of the Company and has acquired certain confidential information and data with respect to the Company; and

          WHEREAS, the Company desires to insure, insofar as possible, that it will continue to have the benefit of the Executive's services and to protect its confidential information and goodwill.

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

          1. Definitions.

                    (a) Act. For purposes of this Agreement, the term "Act" means the Securities Exchange Act of 1934, as amended.

                    (b) Affiliate and Associate. For purposes of this Agreement, the terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule l2b-2 of the General Rules and Regulations under the Act.

                    (c) Beneficial Owner. For purposes of this Agreement, a Person shall be deemed to be the "Beneficial Owner" of any securities:

                              (i) which such Person or any of such Person's Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase, or (B) securities issuable upon exercise of Rights issued pursuant to the terms of the Company's Rights Agreement, dated as of July 22, 1999, between the Company and Firstar Bank Milwaukee, N.A., as amended from time to time (or any successor to such Rights Agreement), at any time before the issuance of such securities;

                              (ii) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule l3d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this Subsection 1
                    (c) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a Schedule l3D under the Act (or any comparable or successor report); or

                              (iii) which are  beneficially  owned,  directly or
                    indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in Subsection 1(c) (ii) above) or disposing of any voting securities of the Company.

                    (d) Cause. "Cause" for termination by the Employer of the Executive's employment in connection with a Change in Control of the Company shall, for purposes of this Agreement, be limited to (i) the engaging by the Executive in intentional conduct not taken in good faith which has caused demonstrable and serious financial injury to the Employer, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (ii) conviction of a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion of all rights of appeal) which substantially impairs the Executive's ability to perform his duties or responsibilities; and (iii) continuing willful and unreasonable refusal by the Executive to perform the Executive's duties or responsibilities (unless significantly changed without the Executive's consent).

                    (e) Change in Control of the Company. A "Change in Control of the Company" shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:

                              (i) any Person  (other than (A) the Company or any
                    of its subsidiaries, (B) a trustee or other fiduciary holding securities under any employee benefit plan of the
                    Company or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company ("Excluded Persons")) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after July 22, 1999, pursuant to express authorization by the Board of Directors of the Company (the "Board") that refers to this exception) representing 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

                              (ii) the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: (A) individuals who, on July 22, 1999, constituted the Board and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Act) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on July 22, 1999, or whose initial appointment, election or nomination for election as a director which occurred after July 22, 1999 was approved by such vote of the directors then still in office at the time of such initial appointment, election or nomination who were themselves either directors on July 22, 1999 or initially appointed, elected or nominated by such two-thirds (2/3) vote as described above ad infinitum (collectively the "Continuing Directors"); provided, however, that individuals who are appointed to the Board pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving the Company (or any direct or indirect subsidiary of the Company) shall not be Continuing Directors for purposes of this Agreement until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by the shareholders of the Company at a meeting of shareholders held following consummation of such merger, consolidation, or share exchange; and, provided further, that in the event the failure of any such persons appointed to the Board to be Continuing Directors results in a Change in Control of the Company, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change in Control of the Company occurred; or

                              (iii) a merger, consolidation or share exchange of
                    the Company with any other corporation is consummated or voting securities of the Company are issued in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (A) a merger, consolidation or share exchange which would result in the voting securities of the Company entitled to vote generally in the election of directors outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof entitled to vote generally in the election of directors of such entity or parent outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any
                    securities   acquired  directly  from  the  Company  or  its
                    Affiliates after July 22, 1999, pursuant to express authorization by the Board that refers to this exception) representing at least 50% of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

                              (iv) the sale or disposition by the Company of all
                    or substantially all of the Company's assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all or substantially all of the

                    Company's assets to an entity of which at least 75% of the combined voting power of the voting securities entitled to vote generally in the election of directors immediately after such sale are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

                    (f) Code. For purposes of this Agreement, the term "Code" means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.

                    (g) Covered Termination. Subject to Subsection 2(b) hereof, for purposes of this Agreement, the term "Covered Termination" means any termination of the Executive's employment during the Employment Period where the Notice of Termination is delivered on, or the Termination Date is, any date prior to the end of the Employment Period.

                    (h) Employment Period. Subject to Subsection 2(b) hereof, for purposes of this Agreement, the term "Employment Period" means a period commencing on the date of a Change in Control of the Company, and ending at 11:59 p.m. Central Time on the earlier of the third anniversary of such date or the Executive's Normal Retirement Date.

                    (i) Good Reason. For purposes of this Agreement, the Executive shall have "Good Reason" for termination of employment in connection with a Change in Control of the Company in the event of:

                              (i) any breach of this  Agreement by the Employer,
                    including specifically any breach by the Employer of the agreements contained in Sections 4, 5, or 6 hereof, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that the Employer remedies promptly after receipt of notice thereof given by the Executive;

                              (ii) the  removal of the  Executive  from,  or any
                    failure to reelect or reappoint the Executive to, any of the offices held with MGIC on the date of the Change in Control of the Company (or if the Executive then held no office with MGIC, then with the Company), except in the event that such removal or failure to reelect or reappoint relates to the termination by the Employer of the Executive's employment for Cause or by reason of disability pursuant to Section 12 hereof; it is understood that if a description of the Executive's job function is part of the title of his office, e.g., "Vice President--Capital Markets, --Claims,--Managing Director,--Risk Management" or the like, such description shall be disregarded in determining whether the Executive has been removed from, or not reelected or appointed to, an office under this clause (ii), but this clause shall not affect the Executive's rights under clause (i) above by virtue of Section 4 hereof with respect to any change in the Executive's job function;

                              (iii) a material  reduction in the aggregate level
                    of support services, staff, secretarial and other comparable assistance directly available to the Executive during the 90-day period prior to the Change in Control of the Company if such reduction makes the performance of the Executive's job functions materially more difficult than during such 90-day period; or

                              (iv)   failure  by  the   Company  to  obtain  the
                    Agreement referred to in Section 17(a) hereof as provided therein.

                    (j) MGIC. For purposes of this Agreement, the term "MGIC" means Mortgage Guaranty Insurance Corporation.

                    (k) Normal Retirement Date. For purposes of this Agreement, the term "Normal Retirement Date" means the date on which the Executive can retire from service with the Employer and commence receiving retirement payments within 31 days thereafter, without any reduction in such payments on account of early retirement, under the primary qualified defined benefit pension plan applicable to the Executive, or any successor plan, as in effect on the date of the Change in Control of the Company.

                    (l) Person. For purposes of this Agreement, the term "Person" shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

                    (m) Termination Date. For purposes of this Agreement, except as otherwise provided in Subsection 2(b), Subsection 10(b), and Subsection 17(a) hereof, the term "Termination Date" means (i) if the Executive's employment is terminated by the Executive's death, the date of death; (ii) if the Executive's employment is terminated by reason of voluntary early retirement, as agreed in writing by the Employer and the Executive, the date of such early retirement which is set forth in such written agreement; (iii) if the Executive's employment is terminated for purposes of this Agreement by reason of disability pursuant to Section 12 hereof, the earlier of thirty days after the Notice of Termination is given or one day prior to the end of the Employment Period; (iv) if the Executive's employment is terminated by the Executive voluntarily (other than for Good Reason), the date the Notice of Termination is given; (v) if the Executive's employment is terminated by the Employer for Cause, the earlier of ten days after the Notice of Termination is given or one day prior to the end of the Employment Period; and (vi) if the Executive's employment is terminated by the Employer (other than for Cause or by reason of disability pursuant to Section 12 hereof) or by the Executive for Good Reason, the earlier of thirty days after the Notice of Termination is given or one day prior to the end of the Employment Period. Notwithstanding the foregoing,

                              (1) If termination is for Cause pursuant to Subsection 1(d)(iii) of this Agreement and if the Executive has cured the conduct constituting such Cause as described by the Employer in its Notice of Termination within such ten-day or shorter period, then the Executive's employment hereunder shall continue as if the Employer had not delivered its Notice of Termination; provided, however, the right of the Executive to cure such conduct shall apply only to the first Notice of Termination indicating that the termination is for Cause.

                              (2) If the party receiving the Notice of Termination notifies the other party that a dispute exists concerning the termination within the appropriate period following receipt thereof and it is finally determined that the reason asserted in such Notice of Termination did not exist, then (i) if such Notice was delivered by the Executive, the Executive will be deemed to have voluntarily terminated his employment and the Termination Date shall be the earlier of the date fifteen days after the Notice of Termination is given or one day prior to the end of the Employment Period and (ii) if delivered by the Company, the Company will be deemed to have terminated the Executive other than by reason of death, disability or Cause.

          2. Termination or Cancellation Prior to Change in Control.

                    (a) Subject to Subsection 2(b) hereof, the Employer and the Executive shall each retain the right to terminate the employment of the Executive at any time prior to a Change in Control of the Company. Subject to Subsection 2(b) hereof, in the event the Executive's employment is terminated prior to a Change in Control of the Company, this Agreement shall be terminated and cancelled and of no further force and effect, and any and all rights and obligations of the parties hereunder shall cease.

                    (b) Anything in this Agreement to the contrary notwithstanding, if a Change in Control of the Company occurs and if the Executive's employment with the Employer is terminated (other than a termination due to the Executive's death or as a result of the Executive's disability) during the period of 90 days prior to the date on which the Change in Control of the Company occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control of the Company or
          (ii) otherwise arose in connection with or in anticipation of a Change in Control of the Company, then for all purposes of this Agreement such termination of employment shall be deemed a "Covered Termination," "Notice of Termination" shall be deemed to have been given, and the "Employment Period" shall be deemed to have begun on the date of such termination which shall be deemed to be the "Termination Date" and the date of the Change of Control of the Company for purposes of this Agreement.

          3. Employment Period; Vesting of Certain Benefits. If a Change in Control of the Company occurs when the Executive is employed by the Employer,
(a) the Employer will continue thereafter to employ the Executive during the Employment Period, and the Executive will remain in the employ of the Employer in accordance with and subject to the terms and provisions of this Agreement, and (b) (i) the Company shall cause all restrictions on restricted stock awards made to the Executive prior to the Change in Control to lapse such that the Executive is fully and immediately vested in his or her restricted stock at the time at which the Change in Control of the Company occurs, and (ii) the Company shall cause all unexercised stock options granted to the Executive prior to the Change in Control to be fully vested and exercisable in full at such time. Any termination of the Executive's employment during the Employment Period, whether by the Company or the Employer, shall be deemed a termination by the Company for purposes of this Agreement.

          4. Duties. During the Employment Period, the Executive (a) shall, devote the Executive's best efforts and all of the Executive's business time, attention and skill to the business and affairs of the Employer and (b) shall be entitled to materially the same job function as held by the Executive at the time of the Change in Control of the Company or in such other job function or functions as shall be mutually agreed upon in writing by the Executive and the Employer from time to time. The services which are to be performed by the Executive hereunder are to be rendered in the same metropolitan area in which the Executive was employed at the date of such Change in Control of the Company, or in such other place or places as shall be mutually agreed upon in writing by the Executive and the Employer from time to time. Any travel incident to the Executive's job function shall not be deemed to result in a breach of the immediately preceding sentence by the Company.

          5. Compensation. During the Employment Period, the Executive shall be compensated as follows:

                    (a) The Executive shall receive, at reasonable intervals (but not less often than monthly) and in accordance with such standard policies as may be in effect immediately prior to the Change in Control of the Company, an annual base salary in cash equivalent of not less than the Executive's highest annual base salary in effect at any time during the 90-day period immediately prior to the Change in Control of the Company, or if prior to the Change in Control of the Company, the Employer had approved an increase in such base salary to take effect after the Change in Control of the Company, at such higher rate beginning on the date on which such increase was to take effect (which base salary shall, unless otherwise agreed in writing by the Executive, include the current receipt by the Executive of any amounts which, prior to the Change in Control of the Company, the Executive had elected to defer, whether such compensation is deferred under
          Section 401(k) of the Code or otherwise), subject to adjustment as hereinafter provided in Section 6 (such salary amount as adjusted upward from time to time is hereafter referred to as the "Annual Base Salary").

                    (b) The Executive shall be reimbursed, at such intervals and in accordance with such standard policies that were in effect at any time during the 90-day period immediately prior to the Change in Control of the Company, for any and all monies advanced in connection with the Executive's employment for reasonable and necessary expenses incurred by the Executive on behalf of the Employer, including travel expenses.

                    (c) The Executive and/or the Executive's family, as the case may be, shall be included, to the extent eligible thereunder (which eligibility shall not be conditioned on the Executive's salary grade or on any other requirement which excludes persons of comparable status to the Executive unless such exclusion was in effect for such plan or an equivalent plan at any time during the 90-day period immediately prior to the Change in Control of the Company), in any and all plans providing benefits for the Employer's salaried employees in general, including but not limited to group life insurance, hospitalization, medical, dental, profit sharing and stock bonus plans.

                    (d) The Executive shall annually be entitled to not less than the amount of paid vacation and not fewer than the highest number of paid holidays to which the Executive was entitled annually at any time during the 90-day period immediately prior to the Change in Control of the Company.

                    (e) The Executive shall be included in all plans providing additional benefits to executives of the Employer of comparable status and position to the Executive, including but not limited to deferred compensation, split-dollar life insurance, supplemental retirement, stock option, stock appreciation, stock bonus and similar or comparable plans, and shall receive fringe benefits made available to executives of the Employer of comparable status and position to the Executive; provided, that, the Employer's obligation to include the Executive in bonus or incentive compensation plans shall be determined by Subsection 5(g) hereof.

                    (f) The aggregate annual value of the benefits made available to the Executive pursuant to Subsections 5(c) and (e) shall not be less than 75% of the highest aggregate annual value of the benefits of the type referred to in such Subsections that were made available to the Executive at any time during the 90-day period immediately prior to the Change in Control of the Company, except that if executives based in the United States of Affiliated Companies whose status and position with such Companies are approximately comparable to the Executive do not generally receive stock options, restricted stock or other stock-based compensation, during any period in which the Executive does not receive such benefits, (i) the highest aggregate value of the benefits during such 90-day period shall be computed without regard the value of stock options, restricted stock or other stock-based compensation, and (ii) the percentage in the preceding portion of this sentence shall be increased to 100% from 75%. The term "Affiliated Companies" means companies that become Affiliates of the Employer as a result of the Change in Control of the Company.

                    (g)(i) To assure that the Executive will have an opportunity to earn annual incentive compensation after a Change in Control of the Company, the Executive shall be included in a bonus plan of the Employer which shall satisfy the standards described below (such plan, the "Post-Change Bonus Plan"). Bonuses under the Post-Change Bonus Plan shall be payable annually with respect to achieving such annual financial or other goals reasonably related to the business of the Employer (or, in the case of an Executive whose primary responsibility is sales of the products of the Employer or an Affiliate, to the extent so provided by the Employer or the Affiliate, reasonably related to such sales) as the Employer shall establish (the "Goals"), all of which Goals that are determinable under objective standards shall be attainable on a annual basis with approximately the same degree of probability as the comparable goals under the Employer's bonus plan or plans as in effect at any time during the 90-day period immediately prior to the Change in Control of the Company (whether one or more, the "Pre-Change Company Bonus Plan") and in view of the Employer's existing and projected financial and business circumstances applicable at the time. The determination of whether any of the Goals that are determinable under subjective standards has been achieved shall be made by the Compensation Committee (as hereinafter defined). In the event a majority of the members of the Compensation Committee are not persons who were on the Compensation Committee or were officers of MGIC during the 90-day period prior to the date of the Change in Control of the Company or the highest ranking member of the Compensation Committee is not a person who was on the Compensation
          Committee during such 90-day period, none of the Goals shall be subjective. The term "Compensation Committee" means the Board of Directors of the Company, an appropriate committee thereof or a committee comprised of members of management of the Employer, in each case, in accordance with the Company's practice prior to the Change in Control of the Company with respect to executives of comparable position to the Executive.

                    (ii) The maximum amount of the bonus (the "Bonus Amount") that the Executive is eligible to earn under the Post-Change Bonus Plan shall be no less than the product of the Executive's Annual Base Salary multiplied by a percentage that is at least 75% of the percentage that determined the Executive's maximum award provided in the Pre-Change Company Bonus Plan (such maximum bonus amount herein referred to as the "Targeted Bonus"), and in the event the Goals (other than any objective Goal) are not achieved such that the entire Targeted Bonus is not payable, the Bonus Plan shall provide for a payment of a Bonus Amount equal to a portion of the Targeted Bonus reasonably related to that portion of the Goals which were achieved. The Bonus Amount earned shall be paid within 75 days after the end of the related fiscal year; at the option of the Employer, up to one-third of the Bonus Amount may be paid in restricted stock if the class of stock of which such restricted stock is a part is publicly-traded in an active market in the United States and such stock becomes fully vested by continued employment for a period of not more than one year after the date on which the Bonus Amount is paid.

          6. Annual Compensation Adjustments. During the Employment Period, the Compensation Committee (as defined in Subsection 5(g)(i) hereof) will consider and appraise, annually, the contributions of the Executive to the Company, and in accordance with the Company's practice prior to the Change in Control of the Company, good faith consideration shall be given to the upward adjustment of the Executive's Annual Base Salary, annually.

          7. Termination For Cause or Without Good Reason. If there is a Covered Termination for Cause or due to the Executive's voluntarily terminating his or her employment other than for Good Reason (any such terminations to be subject to the procedures set forth in Section 13 hereof), then the Executive shall be entitled to receive only Accrued Benefits pursuant to Section 9(a) hereof.

          8. Termination Giving Rise to a Termination Payment.

                    (a) If there is a Covered Termination by the Executive for Good Reason, or by the Company other than by reason of (i) death, (ii) disability pursuant to Section 12 hereof, or (iii) Cause (any such terminations to be subject to the procedures set forth in Section 13 hereof), then the Executive shall be entitled to receive, and the Company shall promptly pay, Accrued Benefits and, in lieu of further Annual Base Salary for periods following the Termination Date, as liquidated damages and additional severance pay and in consideration of the covenant of the Executive set forth in Subsection 14(a) hereof, the Termination Payment pursuant to Subsection 9(b) hereof.

                    (b) If there is a Covered Termination and the Executive is entitled to Accrued Benefits and the Termination Payment, then the Company shall provide to the Executive the following additional benefits:

                              (i) The Executive shall receive, at the expense of
                    the Company, outplacement services, on an individualized basis at a level of service commensurate with the Executive's status with the Company immediately prior to the date of the Change in Control of the Company (or, if higher, immediately prior to the termination of the Executive's employment), provided by a nationally recognized executive placement firm selected by the Company; provided that the cost to the Company of such services shall not exceed 10% of the Executive's Annual Base Salary.

                              (ii) Until the earlier of the end of the Employment Period or such time as the Executive has obtained new employment and is covered by benefits which in the aggregate are at least equal in value to the following benefits, the Executive shall continue to be covered, at the expense of the Company, by the same or equivalent life insurance, hospitalization, medical and dental coverage as was required hereunder with respect to the Executive immediately prior to the date the Notice of Termination is given.

                              (iii) The Company  shall cause the Executive to be
                    fully and immediately vested in his or her accrued benefit under any supplemental executive retirement plan of the Employer providing benefits for the Executive (the "SERP") and in any restricted stock paid as part of the Executive's Bonus Amount as contemplated by Subsection 5(g)(ii).

                              (iv) If the  Executive  is not fully vested in all
                    accrued benefits under any defined contribution retirement plan of the Employer, the Company shall make a lump sum
                    payment  to  the   Executive  in  an  amount  equal  to  the
                    difference   between   the  fully   vested   amount  of  the
                    Executive's account balances under such plan at the Termination Date and the vested amount of such balances at such time.

                              (v) The Company shall  reimburse the Executive for
                    up to an aggregate of $10,000 in (A) tax preparation assistance fees for the tax year in which the Termination Payment is made and (B) fees and expenses of consultants and/or legal or accounting advisors engaged by the Executive to advise the Executive as to matters relating to the computation of benefits due and payable under Subsection 9(b).

          9. Payments.

                    (a) Accrued Benefits. For purposes of this Agreement, the Executive's "Accrued Benefits" shall include the following amounts, payable as described herein: (i) all Annual Base Salary for the time period ending with the Termination Date; (ii) reimbursement for any and all monies advanced in connection with the Executive's employment for reasonable and necessary expenses incurred by the Executive on behalf of the Employer for the time period ending with the Termination Date; (iii) any and all other cash earned through the Termination Date and deferred at the election of the Executive or pursuant to any deferred compensation plan then in effect; (iv) a lump sum payment of the bonus or incentive compensation otherwise payable to the Executive with respect to the year in which termination occurs under all bonus or incentive compensation plan or plans in which the Executive is a participant; and (v) all other payments and benefits to which the Executive (or in the event of the Executive's death, the Executive's surviving spouse or other beneficiary) may be entitled as compensatory fringe benefits or under any benefit plan of the Employer, excluding severance payments under any Employer severance policy, practice or agreement in effect immediately prior to the Change in Control of the Company. Payment of

          Accrued Benefits shall be made promptly in accordance with the Company's prevailing practice with respect to Subsections 9(a)(i) and
          (ii) or, with respect to Subsections 9(a)(iii), (iv) and (v), pursuant to the terms of the benefit plan or practice establishing such benefits.

                    (b) Termination Payment and Other Payments.

                              (i) The  Termination  Payment  shall be an  amount
                    equal to (A) the Executive's Annual Base Salary (determined as of the time of the Change in Control of the Company or, if higher, immediately prior to the date the Notice of Termination is given) plus (B) an amount equal to the greater of the Executive's Targeted Bonus for the year in which the Termination Date occurs or the bonus the Executive received (x) for the year in which the Change in Control of the Company occurred or (y) for the year prior to the year in which the Change in Control of the Company occurred (each year described in clauses (x) and (y) is herein referred to as a "Prior Year") plus (C) an amount equal to the "actuarial equivalent" (as defined in the Company's defined benefit pension plan on the determination date) of the Executive's benefit accruals under the pension plan and the SERP for, whichever is greater, the year in which the Termination Date occurs or a Prior Year plus an amount equal to the Company's matching contribution and profit sharing contribution under the Company's defined contribution profit sharing and savings plan for, whichever is greater, the year in which the Termination Date occurs or a Prior Year (the aggregate amount set forth in (A), (B) and (C) hereof shall hereafter be referred to as "Annual Cash Compensation"), times (D) two less, if the Termination Date occurs more than three months after the date of Change in Control of the Company, the portion of the Employment Period that has elapsed at the Termination Date (measured by the number of months that have elapsed from the date of the Change in Control of the Company to the Termination Date divided by
                    33); provided, however, that such amount shall not be less than the severance benefits to which the Executive would have been entitled under the Company's severance policies and practices in effect immediately prior to the Change in Control of the Company. The Termination Payment shall be paid to the Executive in cash equivalent ten (10) business days after the Termination Date. Such lump sum payment shall not be reduced by any present value or similar factor, and the Executive shall not be required to mitigate the amount of the Termination Payment by securing other employment or otherwise, nor will such Termination Payment be reduced by reason of the Executive securing other employment or for any other reason. The Termination Payment shall be in lieu of, and acceptance by the Executive of the Termination Payment shall constitute the Executive's release of any rights of Executive to, any other severance payments under any Company severance policy, practice or agreement.

                              (ii) Notwithstanding any other provision of this Agreement, if any portion of any payment under this Agreement, or under any other agreement with or plan of the Employer, including payments that may be deemed to have occurred on account of accelerated vesting of restricted stock or stock options under Section 3(b) hereof (in the aggregate "Total Payments"), would constitute an "excess parachute payment," the Company shall pay the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction of any excise tax imposed under Section 4999 of the Code, any interest charges or penalties in respect of the imposition of such excise tax (but not any federal, state or local income tax, or employment tax) on the Total Payments, and any federal, state and local income tax, employment tax, and excise tax upon the payment provided for by this Subsection 9(b)(ii), shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's domicile for income tax purposes on the date the Gross-Up Payment is made, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

                              (iii) For  purposes of this  Agreement,  the terms
                    "excess parachute payment" and "parachute payments" shall have the meanings assigned to them in Section 280G of the Code and such "parachute payments" shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) of the Code (or any successor provision). Promptly following a Covered Termination or notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment as defined in Section 280G of the Code (or if the Company fails to give such notice and the Executive furnishes notice to the Company setting forth computations in reasonable detail supporting the Executive's belief that there has been such an excess parachute payment, promptly after such notice by the Executive unless the Executive has withdrawn such notice after the Company's response to such computations), the Executive and the Company, at the Company's expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel ("National Tax Counsel") selected by the Company's independent auditors and reasonably acceptable to the Executive (which may be regular outside counsel to the
                    Company), which opinion sets forth (i) the amount of the Base Period Income, (ii) the amount and present value of Total Payments, (iii) the amount and present value of any excess parachute payments, and (iv) the amount of any Gross-Up Payment. As used in this Agreement, the term "Base Period Income" means an amount equal to the Executive's "annualized includible compensation for the base period" as defined in Section 280G(d)(1) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of

                    Section 280G(d)(3) and (4) of the Code (or any successor provisions), which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive. The opinion of National Tax Counsel shall be addressed to the Company and the Executive and, subject to any adjustment pursuant to Subsection 9(b)(iv), shall be binding upon the Company and the Executive. If such National Tax Counsel so requests in connection with the opinion required by this Subsection 9(b) of Section 9, the Executive and the Company shall obtain, at the Company's expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under
                    Section 280G of the Code and the regulations thereunder. Within five (5) days after the National Tax Counsel's opinion is received by the Company and the Executive, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement.

                              (iv) In the  event  that  upon  any  audit  by the
                    Internal Revenue Service, or by a state or local taxing authority, of the Total Payments or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by the Executive, appropriate adjustments shall be made under this Agreement such that the net amount which is payable to the Executive after taking into account the provisions of Section 4999 of the Code shall reflect the intent of the parties as expressed in this Section 9, in the manner determined by the National Tax Counsel.

                              (v)  The   Company   agrees   to  bear  all  costs
                    associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Subsection 9(b), except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

          10. Death.

                    (a) Except as provided in Subsection 10(b) hereof, in the event of a Covered Termination due to the Executive's death, the Executive's estate, heirs and beneficiaries shall receive all the Executive's Accrued Benefits through the Termination Date.

                    (b) In the event the Executive dies after a Notice of Termination is given (i) by the Company or (ii) by the Executive for Good Reason, the Executive's estate, heirs and beneficiaries shall be entitled to the benefits described in Subsection 10(a) hereof and, subject to the provisions of this Agreement, to such Termination Payment as the Executive would have been entitled to had the Executive lived. For purposes of this Subsection 10(b), the Termination Date shall be the earlier of thirty days following the giving of the Notice of Termination, or one day prior to the end of the Employment Period.

          11. Retirement. If, during the Employment Period, the Executive and the Employer shall execute an agreement providing for the early retirement of the Executive from the Employer, or the Executive shall otherwise give notice that he is voluntarily choosing to retire early from the Employer, the Executive shall receive Accrued Benefits through the Termination Date; provided, that if the Executive's employment is terminated by the Executive for Good Reason or by the Company other than by reason of death, disability or Cause and the Executive also, in connection with such termination, elects voluntary early retirement, the Executive shall also be entitled to receive a Termination Payment pursuant to Subsection 8(a) hereof.

          12. Termination for Disability. If, during the Employment Period, as a result of the Executive's disability due to physical or mental illness or injury (regardless of whether such illness or injury is job-related), the Executive shall have been absent from the Executive's duties hereunder on a full-time basis for a period of six consecutive months and, within thirty days after the Company notifies the Executive in writing that it intends to terminate the Executive's employment (which notice shall not constitute the Notice of Termination contemplated below), the Executive shall not have returned to the performance of the Executive's duties hereunder on a full-time basis, the Company may terminate the Executive's employment for purposes of this Agreement pursuant to a Notice of Termination given in accordance with Section 13 hereof. If the Executive's employment is terminated on account of the Executive's disability in accordance with this Section, the Executive shall receive Accrued Benefits in accordance with Subsection 9(a) hereof and shall remain eligible for all benefits provided by any long term disability programs of the Company in effect at the time of such termination.

          13. Termination Notice and Procedure. Any Covered Termination by the Company or the Executive (other than a termination of the Executive's employment that is a Covered Termination by virtue of Subsection 2(b) hereof) shall be communicated by a written notice of termination ("Notice of Termination") to the Executive, if such Notice is given by the Company, and to the Company, if such Notice is given by the Executive, all in accordance with the following procedures and those set forth in Section 23 hereof:

                    (a) If such termination is for disability, Cause or Good Reason, the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination.

                    (b) If the Notice is given by the Executive for Good Reason, the Executive may cease performing his duties hereunder on or after the date fifteen days after the delivery of Notice of Termination and shall in any event cease employment on the Termination Date. If the Notice is given by the Company, then the Executive may cease performing his duties hereunder on the date of receipt of the Notice of Termination, subject to the Executive's rights hereunder.

                    (c) To the extent provided by Subsection 1(m)(1), the Executive shall have ten days, or such longer period as the Company may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of the Executive's employment for Cause under this Agreement pursuant to Subsection 1(d)
          (iii) hereof.

                    (d) The recipient of any Notice of Termination shall personally deliver or mail in accordance with Section 23 hereof written notice of any dispute relating to such Notice of Termination to the party giving such Notice within fifteen days after receipt thereof; provided, however, that if the Executive's conduct or act alleged to provide grounds for termination by the Company for Cause is curable, then such period shall be thirty days. After the expiration of such period, the contents of the Notice of Termination shall become final and not subject to dispute.

          14. Further Obligations of the Executive.

                    (a) Competition. The Executive agrees that, in the event of any Covered Termination where the Executive is entitled to Accrued Benefits and the Termination Payment, the Executive shall not, for a period expiring twelve months after the Termination Date, without the prior written approval of the Company's Board of Directors, participate in the management of, be employed by or own any business enterprise at a location within the United States that engages in substantial competition with MGIC, where such enterprise's revenues from any such competitive activities amount to 10% or more of such enterprise's net revenues and sales for its most recently completed fiscal year; provided, however, that nothing in this Subsection 14(a) shall prohibit the Executive from owning stock or other securities of a competitor amounting to less than five percent of the outstanding capital stock of such competitor.

                    (b) Confidentiality. During and following the Executive's employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of the Company (including that of the Employer), except to the extent authorized in writing by the Board of Directors of the Company or required by any court or administrative agency, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company. Confidential information shall not include any information known generally to the public or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of the Company. All records, files, documents and materials, or copies thereof, relating to the business of the Company which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company and shall be promptly returned to the Company upon termination of employment with the Company.

          15. Expenses and Interest. If, after a Change in Control of the Company, (i) a dispute arises with respect to the enforcement of the Executive's rights under this Agreement, (ii) any arbitration proceeding shall be brought to enforce or interpret any provision contained herein or to recover damages for breach hereof, or (iii) any legal proceeding shall be brought with respect to the arbitration provisions hereof, in each case so long as, and to the extent that, the Executive prevails in such proceeding, the Executive shall recover from the Company the reasonable attorneys' fees and necessary costs and disbursements incurred as a result of the dispute, arbitration or legal proceeding as to which the Executive has prevailed ("Expenses"), and prejudgment interest on any arbitration award obtained by the Executive calculated at the rate of interest announced by Firstar Bank Milwaukee, N.A., Milwaukee, Wisconsin (or its successor), from time to time at its prime or base lending rate from the date that payments to him or her should have been made under this Agreement. Any dispute as to the reasonableness of the Expenses incurred, or the extent to which the Executive has prevailed, shall be resolved by the arbitrator.

          16. Payment Obligations Absolute. The Company's obligation during and after the Employment Period to pay the Executive the amounts and to make the benefit and other arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else. Except as provided in Section 15 of this Agreement, all amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company will not seek to recover all or any part of such payment from the Executive, or from whomsoever may be entitled thereto, for any reason whatsoever.

          17. Successors.

                    (a) If the Company sells, assigns or transfers all or substantially all of its business and assets to any Person or if the Company merges into or consolidates or otherwise combines (where the Company does not survive such combination) with any Person (any such event, a "Sale of Business"), then the Company shall assign all of its right, title and interest in this Agreement as of the date of such event to such Person, and the Company shall cause such Person, by written agreement (an "Assumption Agreement"), to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company, and the Assumption Agreement shall be in form and substance reasonably satisfactory to the Executive (but if at the time of a Sale of Business, the chief executive officer of the Company or any officer of Company who is among the next four highest ranking officers of the Company has a Key Executive Employment and Severance Agreement, and any of such officers approves the Assumption Agreement, the Executive, if not one of such five officers, shall be deemed to have approved the Assumption Agreement). Failure of the Company to obtain an Assumption Agreement prior to the effective date of such Sale of Business shall be a breach of this Agreement constituting "Good Reason" hereunder, except that for purposes of implementing the foregoing the date upon which such Sale of Business becomes effective shall be deemed the Termination Date. In case of such assignment by the Company and of assumption and agreement by such Person, as used in this Agreement, "Company" shall thereafter mean such Person which executes and delivers the Assumption Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of, and be enforceable by, such Person. The Executive shall, in his or her discretion, be entitled to proceed against any or all of such Persons, any Person which theretofore was such a successor to the Company and the Company (as so defined) in any action to enforce any rights of the Executive hereunder. Except as provided in this Subsection 17(a), this Agreement shall not be assignable by the Company. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

                    (b) This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive under Sections 7, 8, 9, 10, 11, 12 and 15 hereof if the Executive had lived shall be paid, in the event of the Executive's death, to the Executive's estate, heirs and representatives; provided, however, that the foregoing shall not be construed to modify any terms of any benefit plan of the Employer, as such terms are in effect on the date of the Change in Control of the Company, that expressly govern benefits under such plan in the event of the Executive's death.

          18. Severability. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

          19. Contents of Agreement; Waiver of Rights; Amendment. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof, and the Executive hereby waives all rights under any prior or other agreement or understanding between the parties with respect to such subject matter. Any implication to the contrary in the preceding sentence notwithstanding, this Agreement shall not affect the Executive's obligations under non-competition or confidentiality agreement with the Company, the Employer or MGIC. This Agreement may not be amended or modified at any time except by written instrument executed by the Company and the Executive.

          20. Withholding. The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that the amount so withheld shall not exceed the minimum amount required to be withheld by law. The Company shall be entitled to rely on an opinion of the National Tax Counsel if any question as to the amount or requirement of any such withholding shall arise.

          21. Certain Rules of Construction. No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement. Any provision of this Agreement which requires an agreement in writing shall be deemed to require that the writing in question be signed by the Executive and an authorized representative of the Company.

          22. Governing Law; Resolution of Disputes. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin applicable to contracts made therein between residents thereof. Any dispute arising out of this Agreement shall be determined by arbitration under the rules of the American Arbitration Association then in effect. The venue for the arbitration (and any legal action to enforce the foregoing obligation to arbitrate) shall be Milwaukee, Wisconsin or, if the Executive is not then residing or working in the Milwaukee, Wisconsin metropolitan area, in the judicial district encompassing the city in which the Executive resides; provided, that, if the Executive is not then residing in the United States, the election of the Executive with respect to such venue shall be either Milwaukee, Wisconsin or in the judicial district encompassing that city in the United States among the thirty cities having the largest population (as determined by the most recent United States Census data available at the Termination Date) which is closest to the Executive's residence. For purposes of any legal action to enforce the foregoing obligation to arbitrate, the parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.

          23. Notice. Notices given pursuant to this Agreement shall be in writing and, except as otherwise provided by Subsection 13(d) hereof, shall be deemed given when actually received by the Executive or actually received by the Company's Secretary or any officer of the Company other than the Executive. If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to MGIC Investment Corporation, Attention: Secretary (or President, if the Executive is then Secretary), 250 East Kilbourn Avenue, Milwaukee, Wisconsin 53202, or if to the Executive, at the address set forth below the Executive's signature to this Agreement, or to such other address as the party to be notified shall have theretofore given to the other party in writing.

          24. No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

          25. Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        MGIC INVESTMENT CORPORATION

                                        By: ___________________________________
                                           Name:    Curt S. Culver
                                           Title:   President

                                        Attest: _______________________________
                                           Name:     Jeffrey H. Lane
                                           Title:    Secretary

                                        EXECUTIVE:

                                        _________________________________(SEAL)

                                        Address: ______________________________
                                                 ______________________________